Exhibit 10.38

Congratulations, David Evans!
We are thrilled about you serving as the Chief Financial Officer of Cardlytics, Inc. (the “Company”) and are excited to present this offer to you. Below you will find details regarding your offer.
Position: Chief Financial Officer, reporting to the Chief Executive Officer
Start Date: January 12, 2026 (the “Start Date”)
Annual Base Salary: $400,000, subject to applicable withholding. Your salary will be paid on a semi-monthly basis and in accordance with the Company’s’ standard payroll practices. This equates to 24 pay periods per calendar year.
Target Bonus: 100% of your annual base salary. You are eligible to participate in the Company’s bonus plan at this annual target, calculated as a percentage of your annualized base salary, beginning in 2026.
Equity: Provided you commence employment, and subject to the approval of Cardlytics’ Board of Directors, or the Compensation Committee of the Board of Directors, at their sole discretion, you will be granted 1,000,000 restricted stock units (“RSUs”). The RSUs are intended to be a material inducement for you to accept employment with the Company. The RSUs shall vest over a period of 24 months, with 500,000 shares vesting on the first business day of the month following one year after the Start Date and the remaining 500,000 shares vesting every 3 months thereafter in equal amounts over the subsequent 12 months. The RSUs shall be subject to the terms and conditions of the Company’s applicable equity plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
Sign-on Bonus: The Company will offer you a one-time sign-on bonus of $200,000 to be paid within 45 days of your start date (the “Sign-On Bonus”). If you resign from your employment for any reason, or are terminated by the Company without Cause (as defined in your Separation Pay Agreement with the Company) before the twelve (12) month anniversary of the Start Date, then you will be required to repay the entire amount of the Sign-On Bonus to the Company within fifteen (15) days after your last day of employment.
Severance: The Company agrees to enter into a Separation Pay Agreement with you using its standard-form separation pay agreement, with the terms and conditions of any separation pay more fully detailed therein.
Benefits: You will have the option of receiving healthcare benefits paid by the Company, as well as the option to participate in the Company’s’ 401(k) plan. The Company will match 50% of your contributions up to 5% of your earnings. Additionally, you have the option to participate in the employee stock purchase plan.
At-Will Employment: As allowed and governed by local, state, and federal law your employment relationship with the Company is at-will, meaning your employment with the Company will continue until the employment relationship is terminated by you or the Company as long as not otherwise prohibited by law. You may terminate your employment at any time and for any reason simply by notifying the Company. Likewise, the Company may terminate your employment or discipline, transfer, or demote you at any time with or without cause or advanced notice, as long as not otherwise prohibited by law. This at-will relationship between you and the Company cannot be changed except in a writing signed by another officer of the Company. Nothing contained in this offer of employment shall be construed or guaranteeing employment for a specific period of time or for future employment.
Employment Interference: It is the Company's policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company's policy not to interfere with third parties’ contractual or business relations. Therefore, by signing this offer of employment you confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Please notify the Company if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company.

Furthermore, by signing this offer of employment you confirm that during your employment with the Company you will not use, disclose, or reverse engineer: (i) any confidential information or trade secrets of any former employer or third

Exhibit 10.38
party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party.

This letter does not create a contract of employment or a contract for pay or benefits. Your employment at the Company is contingent upon successful completion of a background check, your ability to provide proof of your employment eligibility in the US, and execution of all onboarding documentation including but not limited to the Company’s’ standard-form covenants agreement. The Company reserves the right to amend your start date in the event you do not successfully complete the background check.

Again, we are truly excited to bring you on board and look forward to your joining us in our mission to make commerce smarter & more rewarding for everyone! As always, please reach out to me if you have any questions.

Sincerely,